Exhibit 23.4

[LETTERHEAD OF MANUELA ANTÓNIO LAW OFFICE]

December 11, 2006

Melco PBL Entertainment (Macau) Limited

The Penthouse, 38th Floor

The Centrium, 60 Wyndham Street

Central, Hong Kong

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Enforceability of Civil Liabilities,” “Principal Shareholders,” “Taxation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Melco PBL Entertainment (Macau) Limited on December 1, 2006, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Manuela António

Manuela António Law Office